Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us as experts in accounting and auditing under the heading “Experts” in this Amendment No. 1 to the Registration Statement on Form S-3 and related prospectus and prospectus supplement of Perspective Therapeutics, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”). We also consent to the incorporation by reference therein of (i) our report dated May 1, 2023, with respect to the consolidated balance sheets of the Company as of December 31, 2022 and June 30, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the six-month period ended December 31, 2022 and each of the years ended June 30, 2022, and the related notes included in the Company’s Transition Report on Form 10-KT for the transition period from July 1, 2022 to December 31, 2022, filed with the SEC, and (ii) our report dated September 28, 2022, with respect to the consolidated balance sheets of the Company as of June 30, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, filed with the SEC.

/s/ Assure CPA, LLC

Assure CPA, LLC

Spokane, Washington

December 6, 2023